Exhibit 99.1

Transmeridian Exploration Appoints Chief Operating Officer

Houston, Texas (PRIMEZONE) June 9, 2006 - Transmeridian Exploration Incorporated (AMEX: TMY) today announced that its Board of Directors had appointed Alan W. Halsey, 56, as Vice President and Chief Operating Officer of the Company, effective as of June 5, 2006. In this position, he will lead the Company’s aggressive drilling and completions campaign in the South Alibek Field in Kazakhstan and have responsibility for production, operations, technical services, geology/geophysics and marketing worldwide.

Mr. Halsey’s career in the international oil and gas industry has spanned 31 years, including 28 years with units of Chevron and Texaco in positions of increasing responsibility. In 2000, he was appointed Chairman and Managing Director of the Texaco Upstream Companies in Nigeria. In this capacity, he was responsible for increasing production and executing Texaco’s shallow and deepwater development plans in Nigeria, where Texaco historically had been a shallow water producer. Mr. Halsey’s mandate was to lead the change in strategic direction to deepwater production, with the multi-billion dollar development of discoveries such as the Agbami Field. Mr. Halsey served in this position until Texaco’s merger with Chevron in 2002.

From 1998 to 2000, he was President of Texaco Petroleum Company, Colombia, where he was responsible for production of up to 90,000 BOEPD. From 1992 to 1998, he served as Deputy General Manager and then General Manager of Texaco’s Angola operations, with responsibility for peak production of over 100,000 BOPD. Prior to joining Transmeridian, Mr. Halsey managed private investments and was an executive with a family owned construction materials enterprise.

“We are pleased to welcome Alan as a key member of our management team,” stated Lorrie T. Olivier, President and Chief Executive Officer of Transmeridian. “Alan’s vast experience in international oil and gas operations and his proven track record of achieving results in challenging conditions will serve our Company well.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.